Exhibit 8.2

OPINION OF NORTON ROSE CANADA LLP REGARDING CANADIAN FEDERAL INCOME TAX MATTERS

January 9, 2012

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Canada LLP

1 Place Ville Marie, Suite 2500

Montréal, Quebec H3B 1R1 CANADA

F: +1 514.286.5474

nortonrose.com

On January 1, 2012, Macleod Dixon joined

Norton Rose OR to create Norton Rose Canada.

Resolute Forest Products

111 Duke Street, Suite 5000

Montréal, Québec

H3C 2M1

Canada

Ladies and Gentlemen:

We have acted as counsel to AbitibiBowater Inc., a Delaware corporation doing business as Resolute Forest Products (Resolute), in connection with the preparation and filing of the registration statement on Form S-4 (the Registration Statement) with the Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended, on December 15, 2011, with respect to the registration of up to 3,694,146 shares of Resolute common stock, par value US$0.001 per share (Resolute Common Stock), in connection with the Offer to Purchase (the Offer) by Resolute and RFP Acquisition Inc., a Canadian corporation, and an indirect, wholly-owned subsidiary of Resolute (RFP Acquisition and, together with Resolute, the Offerors), to acquire all of the outstanding common shares (the Fibrek Shares) of Fibrek Inc., a corporation organized under the laws of Canada. This opinion is being furnished to you at your request.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed: (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Offer that have come to our attention during our engagement, and (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering our opinion, we have considered the applicable provisions of the Income Tax Act (Canada) (the Canadian Tax Act), in force on the date hereof, and our understanding of the current published administrative and assessing policies and practices of the Canadian Revenue Agency (CRA). This summary also takes into account all specific proposals to amend the Canadian Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the Proposed Amendments), and assumes that all such Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in laws, whether by judicial, governmental or legislative decision, action or interpretation, nor does it address provincial, territorial or foreign tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

NortonRose Canada LLP is a limited liability partnership established in Canada. Norton Rose Canada LLP together with Norton Rose LLP, Norton Rose Australia, Norton Rose South Africa (incorporated as Deneys Reitz Inc.) and their respective affiliates constitute Norton Rose Group, an international legal practice with offices worldwide, details of which, with certain regulatory information, are at Nortonrose.com

Although the discussion in the Offer under the headings “CIRCULAR — MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” (the Discussion) does not purport to discuss all possible Canadian federal income tax consequences of the disposition of Fibrek Shares pursuant to the Offer or in certain transactions described in the Offer under the headings “CIRCULAR —ACQUISITION OF FIBREK SHARES NOT DEPOSITED” and the ownership and disposition of Resolute Common Stock received by holders of Fibrek Shares pursuant to the Offer, we are of the opinion that, based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Discussion, such Discussion constitutes, in all material respects, a fair and accurate summary under current law of the anticipated material Canadian federal income tax consequences of the disposition of Fibrek Shares by Fibrek shareholders who, at all relevant times, for purposes of the application of the Canadian Tax Act and any applicable income tax treaty or convention, are, or are deemed to be, resident in Canada, deal at arm’s length with, are not affiliated for the purposes of the Canadian Tax Act, with Fibrek or the Offerors and hold Fibrek Shares and will hold Resolute Common Stock as capital property (Resident Shareholders) and Fibrek shareholders who, at all relevant times, for purposes of the application of the Canadian Tax Act and any applicable income tax treaty or convention, are neither resident nor deemed to be resident in Canada, deal at arm’s length with and are not affiliated with Fibrek or the Offerors, hold the Fibrek Shares as capital property and do not use or hold, or are not deemed to use or hold, Fibrek Shares in connection with carrying on a business or part of a business in Canada (Non-Resident Holders) pursuant to the Offer or in certain transactions described in the Offer under the headings “CIRCULAR — ACQUISITION OF FIBREK SHARES NOT DEPOSITED” and the ownership and disposition of Resolute Common Stock received pursuant to the Offer by certain Resident Shareholders and Non-Resident Holders.

Except as expressly set forth above, we express no other opinion, including any opinion as to the Canadian, provincial, local, foreign or other tax consequences of the disposition of Fibrek Shares pursuant to the Offer or in certain transactions described in the Offer under the headings “CIRCULAR — ACQUISITION OF FIBREK SHARES NOT DEPOSITED” and the ownership and disposition of Resolute Common Stock received pursuant to the Offer. Further, there can be no assurances that the opinion expressed herein will be accepted by the CRA or, if challenged, by a court. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect): (i) in applicable law, the Proposed Amendments or published administrative practices and policies of the CRA, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

This letter is furnished to you for use in connection with the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “CIRCULAR — LEGAL MATTERS” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours very truly,

(signed) NORTON ROSE CANADA LLP

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